OPERATING AGREEMENT

                                       OF

                                 NATUS, L.L.C.,
                      an Arizona limited liability company,

                                      among

                            ACM INVESTMENTS, L.L.C.,
                      an Arizona limited liability company,

                               NATUS CORPORATION,
                            a Minnesota corporation,

                                       and

                             NATUS MANAGEMENT, INC.,
                             an Arizona corporation,

                                 March 12, 1996

                                TABLE OF CONTENTS

                                                                            Page

               SECTION 1
         FORMATION OF THE COMPANY
1.1      Formation and Name..................................................  1
1.2      Place of Business...................................................  1
1.3      Purpose.............................................................  1
1.4      Term................................................................  1
1.5      Agent for Service of Process........................................  1
1.6      Manager.............................................................  2
1.7      Definitions.........................................................  2

               SECTION 2
         CAPITAL CONTRIBUTIONS; MEMBERSHIP INTERESTS
2.1      Capital Contribution of Old Natus...................................  6
2.2      Capital Contribution of ACM.........................................  7
2.3      Capital Contribution of Manager.....................................  7
2.4      Additional Capital Contributions....................................  7
2.5      Temporary Loans.....................................................  8
2.6      Membership Interests................................................  8
2.7      Investment of Proceeds and Reserves.................................  9
2.8      Priority and Return of Capital......................................  9
2.9      Payments of Individual Obligations..................................  9
2.10     Limitation of Liability.............................................  9


               SECTION 3
         THE MANAGER
3.1      Management..........................................................  9
3.2      Fees and Compensation to the Manager and Its Affiliates............. 11
3.3      Duties and Obligations of the Manager............................... 11
3.4      Confirmation of Authority........................................... 12
3.5      Liability and Indemnification of the Manager........................ 12
3.6      Withdrawal of the Manager........................................... 12


               SECTION 4
         OFFICERS OF THE COMPANY
4.1      Required Officers....................................................13
4.2      Appointment of Officers............................................. 13
4.3      Salaries............................................................ 13
4.4      Term of Office...................................................... 13
4.5      Chief Executive Officer............................................. 13
4.6      President........................................................... 13
4.7      Vice Presidents..................................................... 14
4.8      Liability and Indemnification of the Officers....................... 14


               SECTION 5
         THE MEMBERS
5.1      Members' Right to Vote.............................................. 14
5.2      Meetings............................................................ 15
5.3      Place of Meetings................................................... 15
5.4      Notice of Meetings.................................................. 15
5.5      Proxies............................................................. 15
5.6      Action by Members Without a Meeting................................. 15
5.7      Other Activities of the Members..................................... 15
5.8      Indemnification of the Members...................................... 16

               SECTION 6
         DISTRIBUTIONS
6.1      Amount and Time of Distribution..................................... 16
6.2      General Rule for Distributions...................................... 16
6.3      No Distribution upon Withdrawal..................................... 17


               SECTION 7
         ALLOCATION OF PROFITS AND LOSSES
7.1      Allocation of Profits............................................... 17
7.2      Allocation of Losses................................................ 17
7.3      Special Allocations................................................. 17
7.4      Curative Allocations................................................ 19
7.5      Other Allocations Rules............................................. 19
7.6      Capital Account..................................................... 20


               SECTION 8
         TRANSFERS OF MEMBERSHIP INTERESTS
8.1      Restrictions on Transfer of Membership Interests.................... 21
8.2      Termination of the Company for Tax Purposes......................... 21
8.3      Requirements for Transferee Becoming a Substituted Member........... 21


               SECTION 9
         DISSOLUTION, WINDING UP AND LIQUIDATION OF THE COMPANY
9.1      Dissolution......................................................... 21
9.2      Effect of Filing of Dissolving Statement............................ 22
9.3      Winding Up, Liquidation and Distribution of Assets.................. 23
9.4      Return of Contribution Nonrecourse to Other Members................. 23

               SECTION 10
         BOOKS AND RECORDS OF THE COMPANY; ACCOUNTING AND TAX MATTERS
10.1     Nature of Books and Records......................................... 24
10.2     Review; Audit....................................................... 24
10.3     Elections by Company as to Optional Adjustment to Basis............. 24
10.4     Election With Respect to Taxation as Company........................ 24
10.5     Names and Addresses of Members...................................... 24
10.6     Fiscal Year......................................................... 24
10.7     Tax Returns......................................................... 24
10.8     Financial Information............................................... 24
10.9     Records............................................................. 25
10.10    Access to Records................................................... 25

               SECTION 11
         MISCELLANEOUS PROVISIONS
11.1     Notices............................................................. 25
11.2     Successors and Assigns.............................................. 25
11.3     Controlling Law..................................................... 25
11.4     Provisions Severable................................................ 26
11.5     Indulgences Not Waivers............................................. 26
11.6     Titles Not to Affect Interpretation................................. 26
11.7     Gender.............................................................. 26
11.8     Execution In Counterpart............................................ 26
11.9     Statutory Provisions................................................ 26
11.10    Waiver of Action for Partition...................................... 26



                               OPERATING AGREEMENT

                                       OF

                                 NATUS, L.L.C.,
                      an Arizona limited liability company


         THIS OPERATING AGREEMENT is made and entered into this 12th day of March, 1996, by and among (i) Natus Management, Inc., an Arizona corporation ("Manager"), as the Manager and a Member, and (ii) ACM Investments, L.L.C., an Arizona limited liability company ("ACM") and Natus Corporation, a Minnesota corporation ("Old Natus"), as Members.

                                   SECTION 1
                            FORMATION OF THE COMPANY

         1.1 Formation and Name. ACM has formed a limited liability company under the name "NATUS, L.L.C." ("Company") pursuant to the Arizona Limited Liability Company Act, Arizona Revised Statutes ss.ss. 29-601 et seq. ("LLC Act")

         1.2 Place of Business. The principal place of business of the Company shall be at 2777 E. Camelback Road, Phoenix, Arizona 85016, or such other place as the Manager shall determine.

         1.3 Purpose. The Company was formed (a) to acquire from Old Natus a direct selling and multi-level marketing and product distribution business formerly operated by Old Natus under the tradename of "Natus" (the "Business"), and (b) to own, operate and expand the Business to maximize the value of the Company, and may engage in any activities and perform all acts required in connection with, or incidental to, its business, it being the intention of the parties hereto to operate the Business through the Company for at least one year. Except as specifically permitted herein, the Company may not engage in any other activity or business and no Member shall have any authority to hold himself out as an agent of another Member in any other business or activity.

         1.4 Term. The term of the Company commenced on the date the Articles of Organization were filed with the Arizona Corporation Commission and shall continue until December 31, 2050, unless sooner dissolved pursuant to the terms of Section 9.1.

         1.5 Agent for Service of Process. The name and business address of the agent for service of process for the Company is Richard F. Ross, Esq., 40 N. Central Avenue, Suite 2700, Phoenix, Arizona 85004. The Manager may change the agent for service of process from time to time.

         1.6 Manager. The Company shall be managed by a manager, who shall be Natus Management, Inc., unless changed in accordance with the terms of this Agreement. The Manager may, but need not be, a Member of the Company.

         1.7 Definitions. Whenever used in this Agreement, the following terms shall have the following meanings:

         "ACM." ACM Investments, L.L.C., an Arizona limited liability company.

         "ADDITIONAL ASSESSMENT." As defined in Section 2.4(b).

         "ADJUSTED CAPITAL ACCOUNT DEFICIT." With respect to any Member, the deficit balance, if any, in such Member's Capital Account as of the end of the relevant fiscal year, after giving effect to the following adjustments:

                  (a) Credit to such Capital Account any amounts which such Member is obligated to restore pursuant to any provision of this Agreement or is deemed to be obligated to restore pursuant to the penultimate sentences of Regulations ss.ss. 1.704-2(g)(1) and 1.704-2(i)(5); and

                  (b) Debit to such Capital Account the items described in Regulations ss.ss. 1.704-l(b)(2)(ii) (D) (4), (5), and (6).

The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Regulations ss. 1.704-l(b)(2)(ii)(D) and shall be interpreted consistently therewith.

         "AFFILIATE." A Person that:

                  (a) directly or indirectly controls, is controlled by or is under common control with another Person;

                  (b) owns or controls ten percent (10%) or more of the voting securities of such other Person;

                  (c) is an officer, director or partner of such other Person (or member, if such other Person is a limited liability company); or

                  (d) if such other Person is an officer, director, partner or member of a limited liability company, any Person for which such other Person acts in any such capacity.

         For purposes of this definition, the terms "controls", "is controlled by", or "is under common control with" shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person or entity, whether through the ownership of voting securities, by contract, or otherwise.

         "AGREEMENT." This Operating Agreement.

         "BUSINESS." As defined in Section 1.3.

         "BUSINESS PLAN AND BUDGET." As defined in Section 3.3(b).

         "CAPITAL ACCOUNT." The Capital Account established and maintained for each Member pursuant to Section 7.6 hereof.

         "CAPITAL CONTRIBUTION(S)." The amount of money and initial Gross Asset Value of any property (other than money) contributed to the Company with respect to the interest in the Company held by a Member. Any reference in this Agreement to the Capital Contribution of a Member shall include a Capital Contribution previously made by a predecessor of the Member with respect to the interest held by such Member.

         "CODE." The Internal Revenue Code of 1986, as amended from time to time (or corresponding provision of succeeding law).

         "COMPANY." Natus, L.L.C., an Arizona limited liability company.

         "COMPANY MINIMUM GAIN." As defined in Regulations ss.ss. 1.704-2(b) (2) and 1.704-2(d).

         "CONTRIBUTION AGREEMENT." The Contribution Agreement dated March 12, 1996, between Old Natus and ACM.

         "DEFAULT AMOUNT." As defined in Section 2.4(c)(i).

         "DEPRECIATION." For each fiscal year or other period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such year or other period, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such year or other period, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis; provided, however, that if the federal income tax depreciation, amortization, or other cost recovery deduction for such year or other period is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Manager.

         "DISTRIBUTION(S)." All distributions of cash or property by the Company to the Members in accordance with this Agreement.

         "GROSS ASSET VALUE." With respect to any asset, the asset's adjusted basis for federal income tax purposes, except as follows:

                  (a) the initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset as of the date of contribution, as determined by the contributing Member and the Manager or, in the case of Old Natus, in Section 2.1;

                  (b) the Gross Asset Value of all Company assets shall be adjusted to equal their respective gross fair market values, as determined by the Manager, as of the following times: (i) the acquisition of an additional interest in the Company (other than the Capital Contributions pursuant to Sections 2.2 and 2.3 of the Contribution Agreement) by any new or existing Member in exchange for more than a de minimis Capital Contribution; (ii) the distribution by the Company to a Member of more than a de minimis amount of assets of the Company as consideration for any interest in the Company; and
(iii) the liquidation of the Company within the meaning of Regulations ss. 1.704-1 (b)(2)(ii)(G); provided, however, that adjustments pursuant to clauses
(i) and (ii) above shall be made only if the Manager reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company;

                  (c) the Gross Asset Value of any Company asset distributed to any Member shall be the gross fair market value of such asset on the date of distribution as determined by the distributee and the Manager; and

                  (d) the Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustment to the adjusted basis of such assets pursuant to Code ss. 734(b) or Code ss. 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations ss. 1.704-1(b)(2)(iv)(M) and Section 7.3(g) hereof; provided, however that Gross Asset Values shall not be adjusted pursuant to this subsection (d) to the extent the Manager determines that an adjustment pursuant to subsection (b) hereof is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subsection (d).

         If the Gross Asset Value of an asset has been determined or adjusted pursuant to (a), (b), or (d) above, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for the purposes of computing Profits and Losses.

         "LLC ACT." The Arizona Limited Liability Company Act, Arizona Revised Statutes ss.ss. 29-601 et seq., as amended.

         "MANAGER." Natus Management, Inc., an Arizona corporation.

         "MAXIMUM CONTRIBUTION." As defined in Section 2.2.

         "MEMBER." Each of the Members named in this Agreement and any other Person that becomes a Member pursuant to this Agreement.

         "MEMBER NONRECOURSE DEBT." As defined in Regulations ss. 1.704-2(b)(4).

         "MEMBER NONRECOURSE DEBT MINIMUM GAIN." An amount which, with respect to each Member Nonrecourse Debt, is equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability determined in accordance with Regulations ss. 1.704-2(i)(3).

         "MEMBER NONRECOURSE DEDUCTIONS." As defined in Regulations ss.ss. 1.704-2(i)(1) and 1.704-2(i)(2).

         "MEMBERSHIP INTEREST." The interest of a Member in the Profits, Losses and Distributions (except as otherwise provided in this Agreement) of the Company.

         "NONRECOURSE DEDUCTION." As defined in Regulations ss. 1.704-2(b)(1).

         "NONRECOURSE LIABILITY." As defined in Regulations ss. 1.704-2(b)(3).

         "OFFICER." With respect to the Company, any Person appointed an officer of the Company pursuant to Section 4.

         "OLD NATUS." Natus Corporation, a Minnesota corporation.

         "PERSON." An individual, firm, partnership, corporation, limited liability company, estate, trust or other entity.

         "PROFITS AND LOSSES." With respect to any fiscal year or other period, an amount equal to the Company's taxable income or loss for such year or period, determined in accordance with Code ss. 703(a) (for this purpose, all items of income, gain, loss or deductions required to be stated separately pursuant to Code ss. 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

                  (a) any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this definition shall be added to such taxable income or loss;

                  (b) any expenditures of the Company described in Code ss. 705(a)(2)(B) or treated as Code ss. 705(a)(2)(B) expenditures pursuant to Regulations ss. 1.704-l(b)(2)(iv)(I), and not otherwise taken into account in computing Profits or Losses hereunder shall be subtracted from such taxable income or loss;

                  (c) if the Gross Asset Value of any Company asset is adjusted pursuant to subsections (b) or (c) of the definition of Gross Asset Value herein, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits or Losses;

                  (d) gain or loss resulting from any disposition of Company property with respect to which gain or loss, if any, would be recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the Company assets disposed of, notwithstanding that the adjusted tax basis of such Company assets may differ from its Gross Asset Value;

                  (e) in lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such fiscal year or other period, computed in accordance with the definition set forth herein;

                  (f) to the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code ss. 734(b) or Code ss. 743(b) is required pursuant to Regulations ss. 1.704-l(b)(2)(iv)(M)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in complete liquidation of a Member's Membership Interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Profits or Losses; and

                  (g) notwithstanding any other provision of this definition, any item which is specially allocated pursuant to Sections 7.3 or 7.4 of this Agreement shall not be taken into account in computing Profits and Losses.

         The amounts of the items of Company income, gain, loss or deduction available to be specially allocated pursuant to Sections 7.3 or 7.4 hereof shall be determined by applying rules analogous to those set forth in this definition of Profits and Losses.

         "REGULATIONS." The temporary and final Treasury Regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

         "REGULATORY ALLOCATIONS." As defined in Section 7.4.

         "TRANSFER." To sell, assign, transfer, give, donate, pledge, deposit, alienate, bequeath, devise or otherwise dispose of or encumber to any Person other than the Company.


                                    SECTION 2
                   CAPITAL CONTRIBUTIONS; MEMBERSHIP INTERESTS

         2.1 Capital Contribution of Old Natus. Old Natus shall contribute, as a contribution to the capital of the Company, assets of the Business pursuant to the terms of the Contribution Agreement. The Gross Asset Value of Old Natus's Capital Contribution (as reflected on the Balance Sheet (as such term is defined in the Contribution Agreement)) is ________________ Dollars ($______________),
which amount shall be adjusted to reflect changes in the components of the Balance Sheet as of the Contribution Date (as such term is defined in the Contribution Agreement) made in the ordinary course of business. As set forth in the Contribution Agreement, the Company shall not assume, nor acquire any assets subject to, any liabilities, of Old Natus, whether or not related to the Business, other than as specifically set forth in the Contribution Agreement.

         2.2 Capital Contribution of ACM. ACM shall contribute an amount not to exceed the sum of One Million and No/100ths Dollars ($1,000,000.00) in cash to the capital of the Company ("Maximum Contribution") on an "as and if needed basis," provided, however, that at such time as the Manager has prepared the Business Plan and Budget pursuant to Section 3.3(b) of this Agreement, ACM shall contribute such amounts (up to an aggregate of the Maximum Contribution) as required from time to time by the Business Plan and Budget (provided the Company achieves the anticipated results set forth in the Business Plan and Budget). In no event shall ACM be required to contribute more than the Maximum Contribution to the Company, nor shall ACM be required to contribute capital to the Company to fund, directly or indirectly, distributions to the Members. Notwithstanding the foregoing, (i) if Old Natus shall become in material default under this Agreement, the Distribution Agreement or the Contribution Agreement, and such default is not cured within sixty (60) after written notice thereof to Old Natus of the default, or (ii) four (4) years after the date of this Agreement, the obligation of ACM to continue to contribute cash to the capital of the Company (up to the Maximum Contribution) shall terminate and expire and be of no further force and effect.

         2.3 Capital Contribution of Manager. The Manager shall not be required to contribute any amounts to the capital of the Company.

         2.4 Additional Capital Contributions. l Contributions.

                  (a) Discretionary. The Members may make additional Capital Contributions from time to time in such amounts and proportions as are unanimously agreed.

                  (b) Required. The Manager may make a capital call on ACM from time to time in accordance with Section 2.2 of this Agreement if and to the extent that the Company requires additional capital; provided, however, that if the Manager has prepared the Business Plan and Budget required pursuant to
Section 3.3(b) of this Agreement, such additional capital calls may be made by the Manager only in accordance with such Business Plan and Budget, and only if the Company achieves the anticipated results set forth in the Business Plan and Budget ("Additional Assessment"). The Manager shall provide written notice of the requirement for such Additional Assessments to ACM at least thirty (30) days prior to the date on which such Additional Assessments are required to be made. If ACM fails to make payment when due of its share of any Additional Assessments, ACM shall be in default, and the Company, the Manager and the other Members may exercise any and all remedies to which they may be entitled.

                  (c) Remedies. In addition to any remedies otherwise available at law or in equity, and in the alternative, the Manager in its sole discretion may, in the event of a default by ACM in paying any Additional Assessment:

                                (i) suspend all rights (including the right to
                           vote) and benefits attributable to ACM's Membership Interests and apply all Distributions otherwise owing to ACM against the Additional Assessments that ACM failed to make plus any expenses of the Company resulting from such failure ("Default Amount"), until the amount of such Distributions, together with any other payments made by ACM, have cured such default by paying to the Company the Default Amount; or

                               (ii) pay the Default Amount, and receive a
                           Membership Interest in the Company in proportion to the ratio the Default Amount bears to the Capital Contributions paid by all of the Members, and reduce the Membership Interest of ACM by a corresponding amount.

                  (d) Reasonableness of Remedies. ACM acknowledges and agrees that its failure to make a payment owing by reason of any Additional Assessments will subject the Company to substantial damage. ACM acknowledges and agrees that it is extremely difficult and impractical to ascertain the extent of such damages to the Company, the other Members and the Manager, and ACM acknowledges and agrees that the remedies set forth in this Section 2.4 are reasonable and do not constitute invalid penalty provisions.

         2.5 Temporary Loans. The Manager may cause the Company to borrow funds
(i) in the ordinary course of business from third parties, (ii) if ACM has made the Maximum Contribution (or the obligation of ACM to make the Maximum Contribution has expired pursuant to Section 2.2 of this Agreement) and the Capital Contributions, including the Maximum Contribution, operating income and other Company funds are insufficient to finance Company activities, or (iii), after the twelve (12) month period commencing on the date of this Agreement, out of the ordinary course of business from any party that is not an Affiliate of a Member. Any such loans shall be on such terms and conditions as the Manager shall determine, which terms and conditions shall be substantially the same as those upon which the Company could obtain such a loan from an unrelated third party financial institution doing business in Arizona. The inability of the Company to obtain such a loan on more favorable terms from such an unrelated third party financial institution shall be conclusive evidence that such terms and conditions satisfy the requirements hereof.

         2.6 Membership Interests. The respective Membership Interests of the Members shall be as follows:

                  Manager                     Membership Interest

                  ACM                               84.15%
                  Old Natus                         14.85%
                  Manager                            1.00%
                                                   -------
                                                   100.00%

         2.7 Investment of Proceeds and Reserves. The cash reserves of the Company may be temporarily invested in short-term highly liquid investments where there is appropriate safety of principal.

           2.8 Priority and Return of Capital. Except as expressly set forth in this Agreement, no Member shall have priority over any other Member, either as to the return of Capital Contributions or as to Profits, Losses or Distributions; provided, however, that this Section shall not apply to advances or loans which a Member has made to the Company. No Member shall receive any interest, salary or other return with respect to his Capital Contributions, Capital Account or for services rendered on behalf of the Company or otherwise in his capacity as a Member, except with respect to (a) such Member's service as an Officer of the Company, or (b) loans made to the Company, or except as otherwise specifically set forth in this Agreement.

         2.9 Payments of Individual Obligations. The Company's credit and assets shall be used solely for the benefit of the Company, and no asset of the Company shall be transferred or encumbered for or in payment of any individual obligation of a Member.

         2.10 Limitation of Liability. Each Member's liability for the debts and obligations of the Company shall be limited as set forth in the Act.

         2.11 Return of Certain Capital Contributions. If, prior to the earlier to occur of the first (1st) anniversary of the date of this Operating Agreement or the contribution of at least the Maximum Contribution by ACM, the Company is dissolved, sells all or substantially all of its assets, or ceases operations, all rights to use the registered trademark "NatusPatch" and all rights acquired from Old Natus to distribute analgesic patches shall be returned to Old Natus.

                                    SECTION 3
                                   THE MANAGER

         3.1 Management. The Manager shall have the exclusive right to manage the affairs of the Company and shall have all rights, powers and authority afforded to the Manager of a Company under the LLC Act. Without limiting the generality of the foregoing, the Manager shall have full power and authority to do the following:

                  (a) to hold, operate, maintain, otherwise deal with the assets of the Company;

                  (b) to engage, on behalf of the Company all employees, agents, architects, engineers, contractors, attorneys, accountants, consultants or any other Persons (including Affiliates of the Manager) as the Manager, in its sole discretion, deems appropriate for the performance of legal and accounting services or otherwise in connection with the conduct, operation and management of the Company's business and affairs, all on such terms and for such compensation as the Manager, in its sole discretion, deems proper; provided, however, that if the Manager engages Affiliates of the Manager, such engagement shall be on terms no less favorable to the Company than the terms on which such services would be available from non-affiliated third-parties;

                  (c) to prosecute, defend, settle or compromise, at the Company's expense, any suits, actions or claims at law or in equity to which the Company is a party or by which it is affected as may be necessary or proper in the Manager's sole discretion, to enforce or protect the Company's interests, and to satisfy out of Company funds any judgment, decree or decision of any court, board, agency or authority having jurisdiction or any settlement of any suit, action or claim prior to judgment or final decision thereon;

                  (d) to pay the expenses of the Company from the funds of the Company; provided that all of the Company's expenses shall, to the extent feasible, be billed directly to and paid by the Company;

                  (e) to dissolve and liquidate the Company;

                  (f) to make loans to the Company and charge a reasonable rate of interest on such loans;

                  (g) to admit as Members any Persons to whom Transfers of Membership Interests are properly made pursuant to Section 8 of this Agreement;

                  (h) to vote at any election or meeting of any corporation in person, or by proxy, and to appoint agents to do so in its place and stead;

                  (i) to file, on behalf of the Company, all required local, state and federal tax returns relating to the Company or its assets and properties, and to make or determine not to make any and all elections with respect thereto, subject to the provisions of Section 7 of this Agreement;

                  (j) to invest and reinvest the funds of the Company and to establish bank, money market and other accounts for the deposit of the Company's funds and permit withdrawals therefrom upon such signatures as the Manager designates:

                  (k) to obtain casualty and liability insurance on behalf of and for the protection of the Company and the Members;

                  (l) to execute and deliver any and all instruments and documents, and to do any and all other things necessary or appropriate, in the Manager's sole discretion, for the accomplishment of the business and purposes of the Company or necessary or incidental to the protection and benefit of the Company;

                  (m) to establish and maintain a working capital reserve for operating expenses, capital expenditures, normal repairs, replacements, contingencies, and other anticipated costs relating to the assets of the Company by retaining a percentage of revenues of the Company as determined from time to time by the Manager to be reasonable under the then-existing circumstances;

                  (n) to appoint Officers pursuant to Section 4.2 and to delegate any of the Manager's rights, powers and authority to any one or more of such Officers;

                  (o) to amend this Agreement, provided that such amendment is of an inconsequential nature and does not adversely affect the Members in any material respect, or is necessary or desirable to comply with any applicable law or governmental regulation or is required or contemplated by this Agreement.

         3.2 Fees and Compensation to the Manager and Its Affiliates. The Manager shall not be entitled to receive any compensation for its services to the Company in its capacity as a Manager, but shall be entitled to reimbursement for its expenses incurred in connection with the Company.

         3.3 Duties and Obligations of the Manager.ns of the Manager.

                  (a) The Manager shall take action which may be necessary or appropriate (i) for the continuation of the Company's valid existence as a limited liability company under the laws of the state of Arizona; (ii) for the qualification of the Company to do business in any jurisdiction in which such qualification is necessary to conduct the Company's business; and (iii) for the acquisition, development, maintenance, preservation and operation of all of the Company's business in accordance with the provisions of this Agreement and applicable laws and regulations.

                  (b) Within six (6) months after the date of this Agreement with respect to the first year of operations, and thereafter within sixty (60) days after the end of the preceding fiscal year, for all subsequent years of operation, the Manager shall develop and prepare a business plan and operating budget (the "Business Plan and Budget") for the fiscal year, consistent with the purposes of the Company as set forth in Section 1.3 hereof, which Business Plan and Budget shall set forth the anticipated capital needs of the Company and the anticipated results of business of the Company. The Manager shall promptly deliver a copy of each year's Business Plan and Budget, when prepared, and any amendments thereto, to each Member.

                  (c) The Manager shall devote to the Company such time as may be necessary for the proper performance of its duties hereunder, but shall not be required to devote its full time to the performance of such duties.

                  (d) The Manager shall be under a fiduciary duty to conduct the affairs of the Company in the best interests of the Company and of the Members, including the safekeeping and use of all Company funds and assets for the exclusive benefit of the Company. Neither the Manager nor any Affiliate of the Manager shall enter into any transaction with the Company which may significantly benefit the Manager or any such Affiliate in its independent capacity unless the transaction is expressly permitted hereunder or is entered into principally for the benefit of the Company in the ordinary course of the Company's business.

         3.4 Confirmation of Authority. Any documents to be executed on behalf of the Company, including, but not limited to, agreements, leases, deeds, mortgages, deeds of trust, notes, bonds, assignments, stock powers and other forms of contracts, and all amendments, modifications or rescissions of the same, shall be binding upon and considered as authorized for the Company when signed on its behalf by the Manager, by any Officer so authorized pursuant to this Agreement or by such other Person as the Manager shall specify in writing.

         3.5 Liability and Indemnification of the Manager. The Manager, its officers, directors, shareholders and agents, shall not be liable, responsible or accountable in damages or otherwise to the Company or to any of the Members for any act or omission performed or omitted by it, its officers, directors, shareholders or agents in good faith pursuant to the authority granted to the Manager by this Agreement in a manner reasonably believed by the Manager, such officers, directors or agents, to be within the scope of the authority granted to Manager by this Agreement and in or not opposed to the best interest of the Company or the Members; provided, however, that neither the Manager, its officers, directors, nor its agents, shall be relieved of liability in respect of any claim, issue or matter as to which the Manager, its officers, directors or agents shall have been adjudged to be liable for gross negligence or willful misconduct in the performance of its fiduciary duty to the Company or to the Members; and, subject to such limitation in the case of any such judgment of liability, the Company shall indemnify, defend and hold the Manager, its officers, directors, shareholders and agents harmless against any loss or damage incurred by them including but not limited to any loss or damage resulting solely by reason of serving as Manager or as an officer, director, shareholder or agent thereof, and against expenses (including attorneys' fees and costs) actually and reasonably incurred by Manager, its officers, directors, shareholders and agents in connection with the defense or settlement of any threatened, pending or completed action or suit by any Member in connection therewith. The satisfaction of any indemnification and any saving harmless shall be from and limited to Company assets, and no Member shall have any personal liability on account thereof except as otherwise set forth in this Agreement.

         3.6 Withdrawal of the Manager. The Manager shall not resign as Manager without the approval of the Members holding at least a majority of the Membership Interests. Upon a two-thirds vote of all Members, the Members may remove the Manager as Manager and designate another person or entity as Manager.

                                    SECTION 4
                             OFFICERS OF THE COMPANY

         4.1 Required Officers. The Officers of the Company shall be a Chief Executive Officer, a President, and one or more Vice-Presidents. The Manager may also designate such other offices as the Manager, in its sole discretion, deems proper or appropriate, and the persons filing such offices shall be deemed "Officers" for the purposes of this Agreement, and they shall hold their offices for such terms, exercise such powers and perform such duties as shall be determined from time to time by the Manager.

         4.2 Appointment of Officers. The Officers of the Company shall be selected by the Manager and shall be natural persons. Any number of offices may be held by the same person, unless this Agreement provides otherwise. The initial Officers of the Company shall be as follows:

             Officer                  Office
             Alan R. Mishkin          Chief Executive Officer
             Richard J. Bennetts      President
             Kathleen Billings        Vice President--Marketing and
                                               Products Development
             Ryan Wuerch              Vice President--Sales
             Stanley Lumpp            Vice President--Distribution

         4.3 Salaries. The salaries of the Officers shall be fixed from time to time by the Manager, and no Officer shall be prevented from receiving such salary by reason of the fact that he is also an Affiliate of a Member or the Manager.

         4.4 Term of Office. The Officers shall hold office until their successors are chosen and qualified. Any Officer may be removed at any time by the Manager. Any vacancy occurring in any office because of death, resignation, removal, disqualification or otherwise shall be filled by the Manager.

         4.5 Chief Executive Officer. The Chief Executive Officer, if one shall have been appointed and be serving, shall preside at all meetings of the Members. The Chief Executive Officer shall act as directing head of the Company and shall be responsible for the development of the overall business strategies and goals of the Company, in a manner consistent with the purpose of the Company set forth in Section 1.3 and the decisions of the Manager.

         4.6 President. If a Chief Executive Officer shall not have been appointed or, having been appointed, shall not be serving or be absent, the President shall preside at all meetings of the Members. The President shall possess the power and may perform the duties of the Chief Executive Officer in his absence or disability and shall perform such other duties as may be prescribed from time to time by the Manager or the Chief Executive Officer. He shall have general and active management of the day to day business and affairs of the Company and shall see that all decisions of the Manager and the Chief Executive Officer are carried into effect. The President shall sign, unless he or the Manager designates in writing someone to sign on his or her behalf, all deeds and conveyances, all contracts and agreements, and all other instruments requiring execution on behalf of the Company.

         4.7 Vice Presidents. There shall be as many Vice Presidents as shall be determined by the Manager from time to time, and they shall perform such duties as from time to time may be assigned to them. Any one of the Vice Presidents, as authorized by the Manager or Chief Executive Officer, shall have all the powers and perform all the duties of the President in case of the temporary absence of the President, or in the case of his or her temporary inability to act. In case of the permanent absence or inability of the President to act, the office shall be declared vacant by the Manager and a successor shall be chosen by the Manager.

         4.8 Liability and Indemnification of the Officers. No Officer shall be liable, responsible or accountable in damages or otherwise to the Company or to any of the Members for any act or omission performed or omitted by him in good faith pursuant to the authority granted to him by this Agreement in a manner reasonably believed by him to be within the scope of the authority granted to him by this Agreement and in or not opposed to the best interest of the Company or the Members; provided, however, that no Officer shall be relieved of liability in respect of any claim, issue or matter as to which such Officer shall have been adjudged to be liable for gross negligence or willful misconduct in the performance of his fiduciary duty to the Company or to the Members; and, subject to such limitation in the case of any such judgment of liability, the Company shall indemnify, defend and hold each Officer harmless against any loss or damage incurred by him including but not limited to any loss or damage resulting solely by reason of serving as an Officer and against expenses (including attorneys' fees and costs) actually and reasonably incurred by him in connection with the defense or settlement of any threatened, pending or completed action or suit by any Member in connection therewith. The satisfaction of any indemnification and any saving harmless shall be from and limited to Company assets, and no Member shall have any personal liability on account thereof except as otherwise set forth in this Agreement.

                                    SECTION 5
                                   THE MEMBERS

         5.1 Members' Right to Vote. Except as set forth in Section 3.6 hereof, the Members shall not have the right to vote on any matters with respect to the business or affairs of the Company except the following matters, as to which the vote of Members holding a majority-in-interest of the Membership Interests shall be obtained before the Manager undertakes any such action:

                  (a) any change in the purpose of the Company;

                  (b) any amendment to the Operating Agreement that reduces any Member's Membership Interest; or

                  (c) any sale or lease of substantially all of the assets of the Company to the Manager or any Affiliate thereof.

         5.2 Meetings. The Manager shall call a meeting of the Members at least once each year, on such date and at such time as the Manager deems desirable. Special meetings of the Members may be called by the Manager from time to time to obtain the vote of the Members on the matters set forth in Sections 3.6 or 5.1, or for any other purpose or purposes. Each Member shall pay its own expenses incurred in connection with any meeting of the Members of the Company.

         5.3 Place of Meetings. The Manager may designate any place, either within or outside the State of Arizona, as the place of meeting for any meeting of the Members. If no designation is made, or if a special meeting be otherwise called, the place of meeting shall be held at the principal place of business of the Company, as set forth in Section 1.2.

         5.4 Notice of Meetings. Written notice stating the place, day and hour of the meeting and the purpose or purposes for which the meeting is called shall be delivered not less than three (3) nor more than fifty (50) days before the date of the meeting, either personally or by mail, by or at the direction of the Manager, to each Member entitled to vote at such meeting, unless notice is waived in writing by each Member.

         5.5 Proxies. At all meetings of the Members, a Member may vote in person or by proxy executed in writing by the Member or by a duly authorized attorney-in-fact. Such proxy shall be filed with the Company before or at the time of the meeting. No proxy shall be valid after eleven months from the date of its execution, unless otherwise provided in the proxy.

          5.6 Action by Members Without a Meeting. Any action required or permitted to be taken at a meeting of Members may be taken without a meeting if the action is evidenced by one or more written consents describing the action taken, signed by Members holding the proportion of Membership Interests as is required by this Agreement to take such action, and delivered to the Company for inclusion in the minutes or for filing with the Company records. Prior to the Members taking an action under this Section on any matter identified in Sections 5.1(a) through 5.1(c), the Manager shall notify all Members of the proposed action in writing. An action taken under this Section is effective when the required number of Members have signed the consent, unless the consent specifies a different effective date. The Manager shall notify all Members of any action taken under this Section.

         5.7 Other Activities of the Members. The Members and their Affiliates may engage in other businesses and activities of every nature and description, independently and with others, provided, however, that except as set forth in this Section 5.7, no Member nor its Affiliates shall engage in, own, directly or indirectly or be employed (whether as an employee or consultant) by, any entity engaged in the multi-level (direct sales) marketing business in any of its current aspects, and neither the Company nor any Member shall by reason of this Agreement have any rights in any such venture or in the income or profits derived therefrom. The Members acknowledge that Alan R. Mishkin, an Affiliate of ACM and Manager, indirectly owns an interest in Red Rock Collections, Inc., a corporation that does or may engage in the business of multi-level (direct sales) marketing and product distribution and acknowledge that such ownership interest shall not be deemed to be in violation of this Section 5.7.

         5.8 Indemnification of the Members. The Company shall protect, defend, indemnify and hold harmless each Member from and against any losses, damages (including, without limitation, consequential damages and penalties) and expenses (including, without limitation, reasonable counsel fees, costs and expenses incurred in investigating and defending against the assertion of such liabilities) which may be sustained, suffered or incurred by such Member in connection any claims asserted by third-parties against such Member arising from the operation of the Business by the Company.



                                    SECTION 6
                                  DISTRIBUTIONS

         6.1 Amount and Time of Distribution. The portion, if any, of the Company's cash funds and other property, after payment of expenses and the making of all other required expenditures shall be distributed:

                  (a) on or before April 15, June 15 and September 15 of each fiscal year of the Company and January 15 and April 15 of the year following such fiscal year, an amount of cash with respect to each Member's income tax liability attributable to allocations of Profits to each Member for such fiscal year and prior fiscal years of the Company. The amount of each such distribution shall be equal to (i) 35% of the excess of (A) the cumulative Profits allocated to the Member pursuant to this Agreement for the fiscal year and all prior fiscal years of the Company (including a reasonable estimate of the Member's allocable share of Profits for the fiscal year as of the end of the month preceding the distribution) over (B) cumulative Losses allocated to the Member pursuant to this Agreement for all prior fiscal years of the Company minus (ii) the sum of all prior distributions to such Member; and

                  (b) to the Members from time to time as the Manager deems proper.

         6.2 General Rule for Distributions. Except as otherwise provided in this Agreement, all Distributions (other than those pursuant to Section 6.1(a)) shall be made to the Members in accordance with their respective Membership Interests. Upon liquidation, or in the event of a sale of substantially all of the assets of the Company in a single transaction, regardless of whether such sale of the Company causes a dissolution pursuant to Section 9.1 of this Agreement, liquidation or sales proceeds, as the case may be, shall be distributed to the Members in accordance with Section 9.3.

         6.3 No Distribution upon Withdrawal. No withdrawing Member shall be entitled to receive any Distribution or the value of such Member's Membership Interest as the result of such withdrawal prior to the liquidation of the Company.

                                    SECTION 7
                        ALLOCATION OF PROFITS AND LOSSES

         7.1 Allocation of Profits. After taking into account the special allocations provided in Sections 7.3 and 7.4, Profits, if any, of the Company shall be allocated as follows:

                  (a) first, 100% to the Members until the aggregate Profits allocated to the Members pursuant to this Section 7.1(a) for such fiscal year and all previous years is equal to the aggregate Losses allocated to the Members pursuant to the last sentence of Section 7.2 of this Agreement for all previous years; and

                  (b) second, the balance, if any, shall be allocated to the Members in accordance with their respective Membership Interests.

           7.2 Allocation of Losses. After taking into account the special allocations provided in Sections 7.3 and 7.4, Losses, if any, of the Company shall be allocated to the Members in accordance with their respective Membership Interests; provided, however, that the Losses allocated pursuant to this Section
7.2 to any Member shall not exceed the maximum amount of Losses that can be so allocated without causing any Member to have an Adjusted Capital Account Deficit at the end of any fiscal year. If an allocation of Losses pursuant to this
Section 7.2 would cause one, but not all, of the Members to have an Adjusted Capital Account Deficit as a result of such allocation, the limitation set forth in this Section 7.2 shall be applied on a Member by Member basis so as to allocate the maximum permissible Losses to each Member under Regulations ss. 1.704-l(b)(2)(ii)(D).

         7.3 Special Allocations. The following special allocations shall be made in the following order:

                  (a) Except as otherwise provided in Regulations ss. 1.704-2(f), notwithstanding any other provision of this Section 7, if there is a net decrease in Company Minimum Gain during any fiscal year, each Member shall be specially allocated items of Company income and gain for such fiscal year (and, if necessary, subsequent fiscal years) in an amount equal to such Member's share of the net decrease in Company Minimum Gain, determined in accordance with Regulations ss. 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items so to be allocated shall be determined in accordance with Regulations ss.ss. 1.704-2(f)(6) and 1.704-2(j)(2). This Section 7.3(a) is intended to comply with the minimum gain chargeback requirement in Regulations ss. 1.704-2(f) and shall be interpreted consistently therewith.

                  (b) Except as otherwise provided in Regulations ss. 1.704-2(i)(4), notwithstanding any other provision of this Section 7, if there is a net decrease in Member Nonrecourse Debt Minimum Gain attributable to a Member Nonrecourse Debt during any fiscal year, each Member who has a share of the Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Regulations ss. 1.704-2(i)(5), shall be specially allocated items of Company income and gain for such year (and, if necessary, subsequent fiscal years) in an amount equal to such Member's share of the net decrease in Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Regulations ss. 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Regulations ss.ss. 1.704-2(i)(4) and 1.704-2(j)(2). This Section 7.3(b) is intended to comply with the minimum gain chargeback requirement in Regulations ss. 1.704-2(i)(4) and shall be interpreted consistently therewith.

                  (c) If any Member unexpectedly receives any adjustments, allocations or distributions described in Regulation ss.ss. 1.704-l(b)(2)(ii)
(D) (4), (5), or (6), items of Company income and gain shall be specially allocated to such Member in an amount and a manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit of such Member as quickly as possible; provided that an allocation pursuant to this
Section 7.3(c) shall be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Section 7 have been tentatively made as if this Section 7.3(c) were not in this Agreement.

                  (d) If any Member has a deficit Capital Account at the end of any fiscal year which is in excess of the sum of (i) the amount such Member is obligated to restore pursuant to any provision of this Agreement, and (ii) the amount such Member is deemed to be obligated to restore pursuant to the penultimate sentences of Regulations ss.ss. 1.704-2(g)(1) and 1.704-2(i)(5), each such Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible; provided that an allocation pursuant to this Section 7.3(d) shall be made only if and to the extent that such Member would have a deficit Capital Account in excess of such sum after all other allocations provided in this Section 7.3 have been made as if Section 7.3(c) hereof and this Section 7.3(d) were not in this Agreement.

                  (e) Nonrecourse Deductions for any fiscal year shall be specially allocated to the Members in accordance with their Membership Interests.

                  (f) Any Member Nonrecourse Deductions for any fiscal year shall be specially allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Regulations ss. 1.704-2(i)(1).

                  (g) To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code ss. 734 (b) or Code ss. 743 (b) is required to be taken into account pursuant to Regulations ss.ss. 1.704-1 (b)
(2)(iv)(M)(2) or 1.704-1 (b) (2)(iv)(M)(4) in determining Capital Accounts as the result of a distribution to a Member in complete liquidation of his interest in the Company, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Members in accordance with their interests in the Company if Regulations ss. 1.704-1 (b) (2)(iv)(M)(2) applies, or to the Member to whom such distribution was made if Regulations ss. 1.704-1(b)(iv)(M)(4) applies.

         7.4 Curative Allocations. The allocations set forth in Section 7.3 hereof ("Regulatory Allocations") are intended to comply with certain requirements of the Regulations. It is the intent of the Members that, to the extent possible, all Regulatory Allocations will be offset with special allocations of other items of Company income, gain, loss and deduction pursuant to this Section 7.4. Therefore, notwithstanding any other provision of this
Section 7 (other than the Regulatory Allocations) the Manager shall make offsetting special allocations of Company income, gain, loss or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Member's Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of the Agreement and all Company items were allocated pursuant to Sections 7.1 and 7.2 hereof.

         7.5 Other Allocations Rules.

                  (a) In accordance with Code ss. 704(c) and the applicable Regulations issued thereunder, income, gain, loss and deduction with respect to any property contributed to the capital of the Company, shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its initial Gross Asset Value. In the event the Gross Asset Value of any Company property is adjusted pursuant to this Agreement, subsequent allocations of income, gain, loss, and deduction with respect to such asset shall take into account any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Code ss. 704(c) and the Regulations thereunder. Any elections or other decisions relating to such allocations shall be made by the Members in any manner that reasonably reflects the purpose of this Agreement. Allocations made pursuant to this Section 7.5(a) are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Member's Capital Account or share of Profits, Losses, other items, or Distributions pursuant to any provision of this Agreement.

                  (b) The Members shall make such other special allocations as are required, from time to time, in order to comply with any mandatory provision of the Regulations or to reflect a Member's economic interest in the Company determined with reference to such Member's right to receive Distributions from this Company and such Member's obligation, if any, to pay its expenses and liabilities.

                  (c) The Members are aware of the income tax consequences of the allocations made by this Section 7 and hereby agree to be bound by the provisions of this Section 7 in reporting their share of Company income and loss for income tax purposes.

         7.6 Capital Account. The Company shall maintain a Capital Account for each Member in accordance with the following provisions:

                  (a) To each Member's Capital Account there shall be credited such Member's Capital Contributions, such Member's distributive share of Profits and any items in the nature of income or gain which are specifically allocated pursuant to Sections 7.3 and 7.4 hereof, and the amount of any Company liabilities assumed by such Member or which are secured by any Company property distributed to such Member.

                  (b) To each Member's Capital Account there shall be debited the amount of cash and the Gross Asset Value of any Company property distributed to such Member pursuant to any provision of this Agreement, such Member's distributive share of Losses and any items in the nature of expenses or losses which are specially allocated pursuant to Sections 7.3 and 7.4 hereof and the amount of any liabilities of such Member assumed by the Company or which are secured by any property contributed by such Member to the Company.

                  (c) In the event that any interest in the Company is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred interest.

                  (d) In determining the amount of any liability for purposes of Subsections (a) and (b) above, there shall be taken into account Code ss. 752(c) and any other applicable provisions of the Code and Regulations.

         The foregoing provisions and other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations ss. 1.704-l(b), and shall be interpreted and applied in a manner consistent with such Regulations. In the event the Manager determines that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto (including, without limitation, debits or credits relating to liabilities that are secured by contributed or distributed property or that are assumed by the Company or the Members), are computed in order to comply with such Regulations, the Manager may make such modification provided it does not affect the amounts distributable to any Member upon the dissolution of the Company. The Manager also shall make any appropriate modifications in the event unanticipated events (for example, the acquisition by the Company of oil or gas properties) might otherwise cause this Agreement not to comply with Regulations ss. 1.704-l(b).

                                    SECTION 8
                        TRANSFERS OF MEMBERSHIP INTERESTS

         8.1 Restrictions on Transfer of Membership Interests. No Member shall make a Transfer of any Membership Interest or any portion thereof (including, without limitation, a Transfer of a right to Profits, Losses, or Distributions to a transferee who does not become a substituted Member) unless approved by the Manager in its sole discretion and in compliance with the requirements of this
Section 8.

         8.2 Termination of the Company for Tax Purposes. The Transfer of all or any part of a Membership Interest may not be made (and will be invalid) if the interests sought to be transferred, when added to all other interests in the Company's capital and/or profits transferred within the twelve consecutive month period ending on the date of such proposed transfer, would cause the termination of the Company for federal income tax purposes, provided, however, that a Transfer causing such a termination may occur if the Manager consents to that Transfer and acknowledges in writing that the Transfer may cause a termination of the Company for federal income tax purposes.

         8.3 Requirements for Transferee Becoming a Substituted Member. No transferee shall become a substituted Member in the Company unless the Transfer is in compliance with Section 8.2 hereof, and the following conditions are satisfied:

                  (a) the Person to whom the Transfer is to be made shall undertake in writing all of the obligations under this Agreement with respect to the Membership Interest to which the Transfer relates;

                  (b) all reasonable fees and expenses required in connection with the Transfer shall have been paid by or for the account of the Person to whom the Transfer is to be made; and

                  (c) all agreements and all other documents shall have been executed and filed and all other acts shall have been performed which the Manager deems necessary to make the Person to whom the Transfer is to be made a substituted Member in the Company and to preserve the status of the Company.

                                    SECTION 9
             DISSOLUTION, WINDING UP AND LIQUIDATION OF THE COMPANY

         9.1 Dissolution.

                  (a) The Company shall be dissolved upon the occurrence of any of the following events:

                                    (i) the expiration of its term, as set forth
                  in Section 1.4;

                                    (ii) the written agreement of Members
                  holding a majority-in- interest of the Membership Interests;

                                    (iii) the entry of a decree of dissolution
                  under LLC Act 29-785;

                                    (iv) the acquisition by one Member of all of
                  the outstanding Membership Interests;

                                    (v) the sale of substantially all of the
                  assets of the Company in a single transaction and the collection of all net sales proceeds related thereto; or

                                    (vi) upon the occurrence of any event
                  described in LLC Act ss. 29-733 to the Manager, unless the business of the Company is continued by the specific consent of Members holding a majority (in both capital and profits) of the Membership Interests given within 90 days after such event and there are at least two remaining Members.

                  (b) As soon as possible following the occurrence of any event causing dissolution of the Company if the Company is not continued, the Manager shall execute and file a notice of winding up with the Arizona Corporation Commission. When all debts, liabilities and obligations have been paid and discharged or adequate provisions have been made therefor and all of the remaining property and assets have been distributed to the Members, Articles of Termination shall be executed and filed with the Arizona Corporation Commission.

                  (c) Notwithstanding any provisions of this Section 9 to the contrary, if the Company is liquidated within the meaning of Regulations ss. 1.705-2(b)(ii)(G) but none of the events described in Section 9.1(a) hereof have occurred, the Company shall not be liquidated, the Company's liabilities shall not be paid or discharged, and the Company's affairs shall not be wound up. Instead, solely for federal income tax purposes, the Company shall be deemed to have distributed its assets in kind to the Members, who shall be deemed to have assumed and taken subject to all Company liabilities, all in accordance with their respective Capital Accounts and, immediately thereafter the Members shall be deemed to have recontributed all of such assets in kind to the Company, which shall be deemed to have assumed and taken subject to all liabilities.

         9.2 Effect of Filing of Dissolving Statement. Upon the dissolution of the Company, the Company shall cease to carry on its business except as may be necessary for the winding up of its business, but its separate existence shall continue until the Articles of Termination have been filed with the Arizona Corporation Commission or until a decree dissolving the Company has been entered by a court of competent jurisdiction.

         9.3 Winding Up, Liquidation and Distribution of Assets.f Assets.

                  (a) Upon dissolution, an accounting shall be made by the Company's independent accountants of the accounts of the Company and of the Company's assets, liabilities and operations, from the date of the last previous accounting until the date of dissolution. The Members shall immediately proceed to wind up the affairs of the Company.

                  (b) If the Company is dissolved and its affairs are to be wound up, the Manager shall (i) sell or otherwise liquidate all of the Company's assets as promptly as practicable (except to the extent the Manager may determine to distribute any assets to the Members in kind), (ii) allocate any Profits or Losses resulting from such sales to the Members' Capital Accounts in accordance with Section 7 hereof, (iii) discharge all liabilities of the Company, including all costs relating to the dissolution, winding up, and liquidation and distribution of assets, (iv) establish such reserves as may be reasonably necessary to provide for contingent liabilities of the Company, and
(v) distribute all remaining cash and assets of the Company to the Members in accordance with their Capital Accounts. Any amounts withheld as reserves but not ultimately required to discharge liabilities of the Company shall be distributed to the Members as promptly as possible. Distributions to the Members shall be made in accordance with the time requirements set forth in Regulations ss. 1.704-1(b)(2)(ii)(B)(2).

                  (c) Notwithstanding anything to the contrary in this Agreement, upon a liquidation within the meaning of Regulations ss. 1.704-1(b)(2)(ii)(G), if any Member has a negative deficit Capital Account balance (after giving effect to all contributions, distributions, allocations and other Capital Account adjustments for all taxable years, including the year during which such liquidation occurs), such Member shall have no obligation to make any contribution to the capital of the Company, and the negative balance of such Member's Capital Account shall not be considered a debt owed by such Member to the Company or to any other person for any purpose whatsoever.

                  (d) Upon completion of the winding up, liquidation and distribution of the assets and filing of the Articles of Termination, the Company shall be deemed terminated.

         9.4 Return of Contribution Nonrecourse to Other Members. Except as provided by law, upon dissolution, each Member shall look solely to the assets of the Company for the return of his Capital Contributions. If the Company property remaining after the payment or discharge of the debts and liabilities of the Company is insufficient to return the Capital Contributions of one or more Members, such Member or Members shall have no recourse against any other Member.


                                   SECTION 10
          BOOKS AND RECORDS OF THE COMPANY; ACCOUNTING AND TAX MATTERS

         10.1 Nature of Books and Records. The Manager shall maintain or cause to be maintained complete and accurate records and books of account appropriate for the Company's business and affairs. Such books and records shall be kept on a basis consistent with the accounting methods followed by the Company for federal income tax purposes.

         10.2 Review; Audit. At the discretion of the Manager, the books of the Company may be reviewed or audited annually at Company expense by such national independent public accounting firm as the Manager shall designate.

         10.3 Elections by Company as to Optional Adjustment to Basis. In the case of a distribution of property within the provisions of Code ss. 734 or in the case of a Transfer of a Membership Interest permitted by this Agreement made within the provisions of Code ss. 743, the Manager on behalf of the Company may, at its option, file an election under Code ss. 754 in accordance with the procedures set forth in the applicable Regulations. If such an election is filed, the Manager shall provide any additional accounting or tax information with respect to any adjustment to basis for any Member.

         10.4 Election With Respect to Taxation as Company. No election shall be made under Code ss. 761 to exclude the Company from the application of any of the provisions of Subchapter K, Chapter 1 of the Code.

         10.5 Names and Addresses of Members. The Manager shall maintain a current alphabetical list of the full names and last known business addresses of all Members at the principal office of the Company. Such list shall be made available for the review of any Member or his representative at reasonable times and, upon request either in person or by mail, the Manager shall furnish a copy of such list to any Member or his representative for the cost of reproduction and mailing.

         10.6 Fiscal Year. The fiscal year of the Company shall end on December 31 of each year.

         10.7 Tax Returns. Within ninety (90) days after the end of each fiscal year of the Company, the Manager shall cause a nationally certified audit firm to prepare a U.S. partnership return of income and any applicable state or local returns of income for the Company and, in connection therewith, shall make any available or necessary elections. Within such ninety (90) day period, the Company shall furnish to the Members information required to be set forth in each Member's individual federal income tax return. The Company's U.S. partnership returns of income, and any applicable state or local returns of income, for the three most recent fiscal years of the Company shall be kept at the Company's principal office.

         10.8 Financial Information. The Manager shall furnish to each Member from time to time or upon reasonable demand true and full information regarding the business and financial condition of the Company. Such financial information for the three most recent fiscal years of the Company shall be kept at the Company's principal office.

         10.9 Records. The Manager shall keep or cause to be kept at the Company's principal office (a) full and accurate records of all transactions of the Company for the three most recent fiscal years, (b) a copy of the Articles of Organization and all Articles of Amendment thereto together with executed copies of any powers of attorney pursuant to which any such document has been executed, (c) copies of the then effective Agreement and (d) copies of any financial statements of the Company for its three most recent fiscal years.

         10.10 Access to Records. Each Member and its designated representatives shall be permitted access to all records of the Company at the principal office of the Company during ordinary business hours and shall have the right to make copies thereof at their own expense. Upon written request, after payment of the reasonable expenses of duplication, a Member shall be provided with a copy of the Articles of Organization and any Articles of Amendment thereto. The Company shall not otherwise be required to deliver or mail a copy of the Articles of Organization or any Articles of Amendment thereto. The Members shall have the further right to obtain from the Manager from time to time upon reasonable demand (i) true and full information regarding the state of the business and financial condition of the Company, (ii) promptly after becoming available, a copy of the Company's federal, state and local income tax returns for such year and (iii) such other information regarding the affairs of the Company as is just and reasonable within the meaning of the LLC Act.


                                   SECTION 11
                            MISCELLANEOUS PROVISIONS

         11.1 Notices. All notices and other communications required or permitted to be given pursuant to this Agreement shall be in writing and shall be deemed to have been duly given, made and received only when delivered against receipt or when deposited in the United States mails, first class, postage prepaid, return receipt requested, addressed to the addressee at his address as shown from time to time in the records of the Company. Any Member may alter the address to which communications are to be sent by giving written notice of such change of address to the Manager in conformity with the provisions of this Section.

         11.2 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs, personal representatives and assigns.

         11.3 Controlling Law. This Agreement shall be governed by and construed in accordance with the laws of the state of Arizona without respect to its internal laws governing conflicts. The venue for any dispute arising hereunder shall be Maricopa County, Arizona

         11.4 Provisions Severable. If any provision of this Agreement shall be or shall become illegal or unenforceable in whole or in part, for any reason, the remaining provisions shall be nevertheless be deemed valid, binding and subsisting.

         11.5 Indulgences Not Waivers. Neither the failure nor any delay on the part of any party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of any other right, remedy, power or privilege nor with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any subsequent occurrence.

         11.6 Titles Not to Affect Interpretation. The titles of sections, paragraphs and subparagraphs contained in this Agreement are inserted for the convenience of reference only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation thereof.

         11.7 Gender. Words used herein, regardless of the number or gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires.

         11.8 Execution In Counterpart. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any persons signatory hereto may execute this Agreement by signing any such counterpart.

         11.9 Statutory Provisions. Any statutory references in this Agreement shall include a reference to any successor to such statute.

         11.10 Waiver of Action for Partition. Each Member irrevocably waives during the term of the Company any right that such Member have to maintain any action for partition with respect to the property of the Company.

         IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the day and year first above written.


       "ACM"                                 "OLD NATUS"
ACM Investments, L.L.C., an              Natus Corporation, a Minnesota
Arizona limited company                  corporation

By:  Great Western Development
     Corporation, an Arizona
     corporation, Manager                /s/Kathleen A. Billings
                                             By: Kathleen A. Billings
                                             Its: President
/s/Alan R, Mishkin
By: Alan R. Mishkin, President




         "MANAGER"
Natus Management, Inc., an Arizona corporation



/s/Richard J. Bennetts
     By: Richard J. Bennetts
     Its:  President